                                    Exhibit 3.2

OPERATING AGREEMENT

OF

CLECO POWER LLC

(Revised effective October 1, 2008)

Section 1.	Formation	1

Section 2.	Principal Place of Business	1

Section 3.	Other Business of Members	1

Section 4.	Accounting and Reports for the Company	1
a.	Records and Accounting	1
b.	Access to Records	1
c.	Outside Consultants	1

Section 5.	Membership Interests and Capital Accounts	2
a.	Membership Interests and Organization	2
b.	Admission of Additional Members	2
c.	Certificates for Membership Interest	2
d.	Addition to or Withdrawal of Capital Contributions	2

Section 6.	Member Meetings	2
a.	Place of Holding Meetings	2
b.	Quorum	2
c.	Adjournments	2
d.	Annual Meeting	2
e.	Special Meetings	3
f.	Conduct of Meetings	3
g.	Voting	4
h.	Proxies	4
i.	Notice	5
j.	Consents	5

Section 7.	Management and Control of the Company	5
a.	Management of the Company by Managers	5
b.	Classification	5
c.	Nominations	5
d.	Qualifications; Declaration of Vacancy	5
e.	Removal	6
f.	Powers	7
g.	Filling of Vacancies	7
h.	Annual and Regular Meetings	7
i.	Special Meetings	8
j.	Place of Meetings; Telephone Meetings	8
k.	Quorum	8
l.	Compensation	8
m.	Committees	8
n.	Consents	8

Section 8.	Officers	9
a.	Election, Tenure and Compensation	9
b.	Powers and Duties of the Chairman of the Board of Managers	9

i

c.	Powers and Duties of President	9
d.	Powers and Duties of Vice President	9
e.	Power and Duties of Secretary	9
f.	Powers and Duties of Treasurer	10
g.	Delegation of Duties	10
h.	Removal	10

Section 9.	Committees	10
a.	Executive, Audit, Compensation and Nominating/Governance Committees	10
b.	Powers and Duties of the Executive Committee	10
c.	Powers and Duties of the Audit Committee	10
d.	Powers and Duties of the Compensation Committee	11
d.(1)	Powers and Duties of the Nominating/Governance Committee	11
e.	Meetings	11
f.	Compensation	11

Section 10.	Profits or Losses	11

Section 11.	Distributions	11

Section 12.	Dissolution	11
a.	Events Causing Dissolution	11
b.	Winding Up the Company	11
c.	Gains or Losses in Winding Up	12

Section 13.	Indemnity	12
a.	Right to Indemnification – General	12
b.	Certain Provisions Respecting Indemnification for and Advancement of Expenses	12
c.	Procedure for Determination of Entitlement to Indemnification	13
d.	Presumptions and Effect of Certain Proceedings	14
e.	Right of Claimant to Bring Suit	14
f.	Non-Exclusivity and Survival of Rights	15
g.	Definitions	16

Section 14.	Notices	17
a.	Manner of Giving Notice	17
b.	Waiver of Notice	17

Section 15.	General Provisions	17
a.	Choice of Law	17
b.	Binding Effect	17
c.	Gender and Plurality	17
d.	Captions	17
e.	Severability	17
f.	Integration	18

ii

OPERATING AGREEMENT

OF

CLECO POWER LLC

THIS OPERATING AGREEMENT (this “Agreement”), effective as of the 13th day of December, 2000, is entered into by and between Cleco Power LLC, a Louisiana limited liability company (the “Company”), organized pursuant to Title 12, Chapter 22 of the Louisiana Revised Statutes, the Louisiana Limited Liability Company Law (the “LaLLCL”), and Cleco Corporation, a Louisiana corporation, the Company’s sole member on the date hereof (the “Initial Member”), who agree as follows:

Section 1.          Formation.  The Initial Member executed the Articles of Organization (the “Articles”) of the Company on the 12th day of December, 2000, which Company was formed under the provisions of the LaLLCL and other applicable law, as amended.  Pursuant to the LaLLCL, the Initial Member and the Company hereby adopt an Operating Agreement to govern and control the contractual relationship between them.  Accordingly, the rights and liabilities of the Members (as hereinafter defined) and the Company shall be as provided herein.  These rights and liabilities supplement and are in addition to the rights set forth in the Articles.

Section 2.          Principal Place of Business.  Both the registered office in Louisiana and the principal business office of the Company (the “Principal Business Office”) shall be located at 2030 Donahue Ferry Road, Pineville, Louisiana, 71360, or at such other location as may be designated by the Members from time to time.

Section 3.          Other Business of Members.  The Members may engage in and/or possess interests in other business ventures of every nature and description, independently or with others; and the Company shall not have any rights by virtue of this Agreement or the existence of this Company in or to such ventures or to the income or profits derived therefrom.

Section 4.          Accounting and Reports for the Company.

a.           Records and Accounting.  The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods selected by the Members from time to time, and if not so selected, the books and records shall be maintained in accordance with generally accepted accounting principles consistently applied.  The books and records of the Company shall reflect all the Company’s transactions and shall be appropriate and adequate for the Company’s business.  The accounting year of the Company for financial reporting and for federal income tax purposes shall be the calendar year.

b.           Access to Records.  All books, records, files, securities and other documents or information maintained by the Company shall be maintained at the Principal Business Office or at any other office of the Company chosen by the Members.

c.           Outside Consultants.  The Company may obtain the services of outside accountants, attorneys and other consultants.

Section 5.	Membership Interests and Capital Accounts.

a.           Membership Interests and Organization.  Exhibit A to this Agreement states the initial interest of the Initial Member (the “Membership Interest”) in the Company, and the initial contribution of cash or property by such Initial Member.

b.           Admission of Additional Members.  The Members may, by unanimous vote, admit to the Company additional members (the Initial Member and additional members, if any, collectively the “Members”, individually a “Member”).  Any additional Members shall execute an appropriate supplement to this Agreement to be bound by the terms and shall execute such other documents as the board of managers deems necessary or advisable.

c.           Certificates for Membership Interest.  The Membership Interests shall not be represented by any certificate of membership or other evidence of membership other than the Articles and this Agreement.

d.           Addition to or Withdrawal of Capital Contributions.  The Members shall not have the right to withdraw their capital contribution at any time.  The Members shall not be required to make any additional contributions to the capital of the Company.  Additional capital may be contributed to the Company, or capital may be withdrawn, but only as authorized by appropriate action under this Agreement.

Section 6.          Member Meetings.

a.           Place of Holding Meetings.  All meetings of the Members shall be held at the principal business office of the Company in the City of Pineville, State of Louisiana, except in cases in which the notices thereof designate some other place, which may be within or without the State of Louisiana.

b.           Quorum.  The presence in person, or by proxy as provided in Subsection (h) of this Section, by the Members having a majority in interest of the Membership Interests shall constitute quorum at such meeting.

c.           Adjournments.  If a quorum shall not be present or represented at any meeting of the Members, such meeting may, without any notice other than by announcement at such meeting, be adjourned from time to time by the affirmative vote of a majority in interest of the Membership Interests by the authorized representatives of the Members present in person or by proxy, for a period not exceeding one month at any one time, without notice other than by announcement at the meeting, until a quorum shall attend; provided, however, that a meeting at which a manager or managers are to be elected shall be adjourned only from day to day until such manager or managers have been elected.  A meeting at which a quorum is present may also be adjourned in like manner.  At an adjourned meeting at which a quorum shall attend, any business may be transacted which might have been transacted if such meeting had been held or originally called.

d.           Annual Meeting.  Except as otherwise provided by resolution of the board of managers, the annual meeting of the Members for the election of managers shall be held on the third Friday after the first Monday in April of each year.  At each annual meeting of the

Members, the Members shall elect, by an affirmative vote of a majority in interest of the Membership Interests, managers to succeed those whose terms have expired as of the date of such annual meeting.  Such other matters as may properly come before a meeting may be acted upon at an annual meeting.

e.           Special Meetings.  Special meetings of the Members for any purpose or purposes may be called by a Member or the chief executive officer, the president, a majority of the board of managers, or by a majority of the executive committee, if any, of the board of managers of the Company.

f.           Conduct of Meetings.  Meetings of the Members shall be presided over by the chief executive officer or president of the Company or, if the chief executive officer or president is not present at a meeting, by such other person as the board of managers shall designate or, if no such person is designated by the board of managers, the most senior officer of the Company present at the meeting.  The secretary of the Company, if present, shall act as secretary of each meeting of the Members; if he is not present at a meeting, then such person as may be designated by the presiding officer shall act as secretary of the meeting.  Meetings of the Members shall follow reasonable and fair procedure.  Subject to the foregoing, the conduct of any meeting of the Members and the determination of procedure and rules shall be in the absolute discretion of the presiding officer (the “Chairman of the Meeting”) and there shall be no appeal from any ruling of the Chairman of the Meeting with respect to procedure or rules.  Accordingly, in any meeting of the Members or part thereof, the Chairman of the Meeting shall have the sole power to determine appropriate rules or to dispense with theretofore prevailing rules.  Without limiting the foregoing, the following rules shall apply:

(i)           The Chairman of the Meeting may ask or require that anyone not a bona fide Member or authorized representative or proxy of a Member leave the meeting.

(ii)           A resolution or motion shall be considered for vote only if proposed by a Member or duly authorized proxy, subject to compliance with any other requirements concerning such a proposed resolution or motion contained in this Agreement.  The Chairman of the Meeting may propose any motion for vote.  The order of business at all meetings of the Members shall be determined by the Chairman of the Meeting.

(iii)           The Chairman of the Meeting may impose any reasonable limits with respect to participation in the meetings of the Members, including, but not limited to, limits on the amount of time at the meeting taken up by the remarks or questions of a Member and limits as to the subject matter and timing of questions and remarks by a Member.

(iv)           Before any meetings of the Members, the board of managers may appoint any persons other than nominees for office to act as inspectors of election at the meeting or its adjournment.  If no inspectors of election are so appointed, the Chairman of the Meeting may, and on request of a Member or a Member’s proxy shall, appoint inspectors of election at the meeting of the Members.  The number of inspectors shall be three.  If any person appointed as inspector fails to appear or refuses to act, the Chairman of the Meeting may, and upon the request of a Member or a Member’s proxy shall, appoint a person to fill such vacancy.

The duties of these inspectors shall be as follows:

(1)
Determine the Membership Interests outstanding and the voting power of each, the Membership Interests represented at the meeting, the existence of quorum, and the authenticity, validity and effect of proxies;

(2)        Receive votes or ballots;

            (3)        Hear and determine all challenges and questions in any way arising in connection with the right to vote;

(4)       Count and tabulate all votes;

(5)	Report to the board of managers the results based on the information assembled by the inspectors; and

(6)	Do any other acts that may be proper to conduct the election or vote with fairness to the Members.

Notwithstanding the foregoing, the final certification of the results of any election or other matter acted upon at a meeting of the Members shall be made by the board of managers.

g.           Voting.  The affirmative vote of a majority in interest of the Membership Interests shall be required to approve any action or matter submitted to the Member for approval.  Except as otherwise provided by law, the Articles, or this Agreement, all elections shall be had and all questions shall be decided, at a duly constituted meeting at which a quorum is present, by a majority in interest of the Membership Interests.

h.           Proxies.  A Member may vote either in person or by proxy executed in writing by such Member.  A telegram, telex, cablegram or similar transmission by a Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by a Member shall be treated as an execution in writing for purposes of this Subsection. Proxies for use at any meeting of the Members or in connection with the taking of any action by written consent shall be filed with the Managers, before or at the time of the meeting or execution of the written consent, as the case may be.  All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the board of managers, who shall decide all matters touching upon the qualification of voters, the validity of proxies, and the acceptance or rejection of votes, unless an inspector or inspectors of election shall have been appointed by the Chairman of the Meeting, in which event such inspector or inspectors shall decide all such questions.  No proxy shall be valid after 11 months after the date of its execution unless otherwise provided in the proxy.  A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest.  Should a proxy designate two or more persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how such vote is to be cast with respect to such issue.

i.           Notice.

(i)           Unless otherwise provided by the Articles, written or printed notice, stating the place, day, and hour of each meeting of the Members, and, in the case of a special meeting, the business proposed to be transacted thereat, shall be given in the manner provided in Section 14 of this Agreement to each Member at least 15 days before an annual meeting and at least 5 days before a special meeting.

(ii)           To be properly brought before any meeting of the Members, business must be either (x) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of managers pursuant to paragraph (i) of this Subsection, (y) otherwise properly brought before the meeting by or at the direction of the board of managers, or (z) otherwise properly before the meeting by a Member.

(iii)           The Chairman of the Meeting shall, if the facts warrant, determine and declare at any meeting of the Members that business was not properly brought before the meeting of the Members in accordance with the provisions of this Subsection, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

j.           Consents.  Any action of the Members, which may be taken at a meeting thereof, may be taken without a meeting if authorized by a writing signed by all the Members.

Section 7.          Management and Control of the Company

a.           Management of the Company by Managers.  The powers of the Company shall be vested in and exercised, and the business and affairs of the Company shall be managed, by a board of managers which shall consist of ten (10) managers.

b.           Classification.  The board of managers of the Company shall be divided into three classes of as nearly as possible equal size, with the term of office of managers of one class expiring each year.  At each annual meeting of the Members, the successors to the class of managers whose term shall have expired at such meeting shall be elected to hold office for a term expiring at the third annual meeting of the Members succeeding such meeting.

c.           Nominations.  Nominations for election of managers of the board of managers may be made by the board of managers or by a Member.

d.           Qualifications; Declaration of Vacancy.

(i)           No person shall be eligible for election or reelection as a manager after attaining the age of 72, and no person who is or shall have been a full-time officer or employee of the Company or any subsidiary thereof shall be eligible for election or reelection as a manager after attaining age 65 or (even if under 65) after such manager’s employment by the Company has terminated.

(ii)           Upon attaining the age of 72 or 65, as specified in paragraph (i) immediately preceding, a manager may continue to serve as a manager of the Company until no later than the next succeeding annual meeting of the Members, at which time, unless he has previously ceased to be a manager on the board of managers of the Company, his position as a manager shall cease.  Notwithstanding the foregoing, with regard to a manager of the Company who is also an officer or employee of the Company or any subsidiary thereof, such manager’s position as a manager shall cease immediately upon termination of such manager’s employment by the Company.

(iii)           No person shall be eligible for election or reelection or to continue to serve as a manager on the board of managers who is an officer, director, agent, representative, partner, employee, or nominee of, or otherwise acting at the direction of, or acting in concert with, (y) a "public utility company" (other than one that is an “affiliate” of the Company) or "holding company" (other than one that is an “affiliate” of the Company) as such terms are defined in the Public Utility Holding Company Act of  1935, as amended, or "public utility" (other than one that is an “affiliate” (as defined in 18 C.F.R. § 161.2) of the Company) as such term is defined in Section 201(e) of the Federal Power Act of 1920, as amended, or (z) an "affiliate" (as defined in 17 C.F.R. § 230.405) under the Securities Act of 1933, as amended) of any of the persons or entities specified in clause (y) immediately preceding.

(iv)           Upon the occurrence of any of the events described in paragraph (ii) of this Subsection, the affected manager shall cease to be a manager of the Company at the time specified in such paragraph. Determination of the eligibility of a person for election, reelection, or continued service on the board of managers under other provisions of this Subsection or otherwise as provided by applicable law shall, subject to the provisions of paragraph (vi) below, be made by vote of a majority of the managers of the board of managers. If the board of managers, pursuant to such a determination, determines that a person is ineligible for election, reelection, or continued service on the board of managers, such ineligibility shall be effective immediately upon such determination, and, if the affected person is a manager of the Company at the time of such determination, his position as a manager shall cease at such time.

(v)           If a manager of the Company ceases to be a manager (x) at the annual meeting of the Member next succeeding the day upon which he attained the age of 72 or 65, as specified in paragraphs (i), (ii), and (iv) of this Subsection, and if there is time remaining in the regularly scheduled term of office of such manager, (y) because of termination of employment, as provided in paragraphs (i), (ii), and (iv) of this Subsection, or (z) upon the determination of the board of managers of the Company pursuant to paragraph (iv) of this Subsection that a manager of the Company is no longer qualified to continue serving as a manager of the Company, the board of managers shall declare the office held by such manager vacant and may fill such vacancy as provided in Subsection (g) of this Section.

(vi)           If a member of the board of managers has been adjudged by a court of competent jurisdiction to be guilty of fraud, criminal conduct (other than minor traffic violations), gross abuse of office amounting to a breach of trust, or similar misconduct, and no appeal (or further appeal) therefrom is permitted under applicable law, the other managers then in office, by unanimous vote, may declare the position occupied by such manager vacant, and such other managers may fill such vacancy as provided in Subsection (g) of this Section.

e.           Removal. In this Subsection, the terms "remove" and "removal" and their related grammatical forms shall refer only to the process of dismissal provided for in this Subsection, and shall not be deemed to refer to disqualification of a manager, cessation of a manager to be such, or declaration of a vacancy in the office of manager as provided for in Subsection (d) of this Section or otherwise as permitted by law.

A manager on the board of managers may be removed at any time by the Members by an affirmative vote of a majority in interest of the Membership Interests.

f.           Powers.  Subject to the provisions of the laws of Louisiana, the Articles, and this Agreement, the board of managers shall have and exercise all of the powers which may be exercised by the Company, including, but without thereby limiting the generality of the above, the power to create and delegate, with the power to subdelegate, any of its powers to any committee, officer, or agent; provided, however, that the board of managers shall not have the power to delegate its authority to:

(i)	declare an office held by a manager vacant, fill a vacancy on the board of managers or remove an officer of the Company;

(ii)	submit a proposal to the Members for action by the Members;

(iii)	appoint a manager to or remove a manager from a committee of the board of managers; or

  (iv)  declare a distribution on the Membership Interests of the Company.

g.           Filling of Vacancies. Newly created directorships resulting from any increase in the authorized number of managers and any vacancies in the board of managers resulting from the attainment by a manager of the age of 72 or 65, as specified in paragraphs (i), (ii), (iv), and (v) of Subsection (d) of this Section, or from death, resignation, disqualification or removal of a manager, or from failure of the Members to elect the full number of authorized managers, or from any other cause shall be filled by the affirmative vote of at least a majority of the remaining managers (or manager) then in office, even though less than a quorum of the whole board of managers. Any manager elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of managers in which the new management position was created or the vacancy occurred.  The Members shall have no right to fill any vacancies in the board of managers, unless there are not any remaining managers to fill such vacancy.

h.           Annual and Regular Meetings.  Within 45 days after each annual meeting of the Members, and if possible on the date of each annual meeting of the Members immediately following each such meeting, the board of managers shall hold an annual meeting for the purpose of electing officers and transacting other Company business.  Such meeting shall be called in the manner for calling regular or special meetings of the board of managers.

Except as otherwise provided by resolution of the board of managers, other regular meetings of the board of managers shall be held on the last Friday in January, July and October at such places as the chief executive officer or president may direct in the notices of such meetings.  At least five days’ notice by mail or written telecommunication shall be given to each manager of the time and place of holding each regular meeting of the board of managers.

The failure to hold a regular meeting shall have no effect on the Company, its managers or officers.

i.           Special Meetings. A special meeting of the board of managers may be called at any time by the chief executive officer or the president, to be held at such place as he may direct in the notice of such meeting, on four days' notice by mail or three days' notice by written telecommunication, to each manager. A special meeting shall be called by the chief executive officer or president in like manner on the written request of at least 50% of the managers of the board.

j.           Place of Meetings; Telephone Meetings.  A meeting of the board of managers may be held either within or without the State of Louisiana. The time and place of holding a regular or special meeting of the board of managers may be changed and another place and time fixed for such regular or special meeting by a majority of the managers of the board.

The board of managers, and a committee thereof, may participate in and hold a meeting of the board or of such committee by means of telephone conference or similar communications equipment provided that all persons participating in such meeting can hear and communicate with one another. Participation in a meeting pursuant to this provision shall constitute presence in person at such meeting, except where a person participates in such meeting for the express purpose of objecting to the transaction of any business on the grounds that such meeting was not properly called or convened in accordance with this Agreement.

k.           Quorum.  A majority of the managers shall constitute a quorum, but a smaller number may adjourn a meeting from time to time without further notice until a quorum is secured. If a quorum is present, the managers present can continue to do business until adjournment notwithstanding the subsequent withdrawal of enough managers to leave less than a quorum or the refusal of any manager present to vote.

l.           Compensation. Each manager shall be entitled to receive from the Company reimbursement of his expenses incurred in attending any regular or special meeting of the board and, by resolution of the board, such other compensation as it may approve. Such reimbursement and compensation shall be payable whether or not an adjournment be had because of the absence of a quorum. Nothing herein contained shall be construed to preclude any manager from serving the Company in another capacity and receiving compensation therefor.

m.           Committees.  From time to time, the board of managers may appoint, from its own number, in addition to the committees provided for in this Agreement, such other committee or committees for such purpose or purposes as it shall determine. Subject to the limitations imposed by this Agreement, the Articles, and the laws of the State of Louisiana, each committee of the board of managers shall have such powers as shall be specified in the resolution of appointment.

n.           Consents.  Any action of the board of managers or any committee designated by the managers which may be taken at a meeting thereof, may be taken without a meeting if authorized by a writing signed by all of the managers or all of the members of such committee, as the case may be; provided, however, that the foregoing shall not be construed to alter or modify any provision of law or the Articles pursuant to which the written consent of less than all of the managers is sufficient for action by the managers.

Section 8.           Officers.

a.           Election, Tenure and Compensation.  The officers of the Company shall consist of a president, one or more vice presidents, a secretary, a treasurer, and such other officers, including a chairman of the board of managers, as may from time to time be elected or appointed by the board of managers.  Officers of the Company shall be elected annually by the board of managers as provided in Subsection (h) of Section 7 of this Agreement.  If such annual election is not held, the officers then in office shall remain as such until their respective successors shall be elected.  If an office becomes vacant or an officer is removed for any reason, the board of managers may elect a successor for such office at any annual, regular or special meeting.  No officer, except the chairman of the board of managers, need be a manager, and any two or more offices, except for the offices of president and vice president, may be held by one person.  The powers of all officers of the Company shall be subject to the provisions of the Articles of Organization.

b.           Powers and Duties of the Chairman of the Board of Managers. The board of managers may elect a non-employee chairman to give leadership to the board and to serve as liaison between management and the board of managers.  In collaboration with the chief executive officer, the chairman will establish an agenda for each board meeting which covers all matters which should come before the board in the proper exercise of its duties.  The chairman will be accountable and will provide leadership for all issues of corporate governance which should come to the attention of the board and its committees. The chairman shall perform such other duties as from time to time may be delegated to him/her by the board of managers.

c.           Powers and Duties of President. The president shall be the chief executive officer and/or the chief operating officer of the Company and, subject to the direction of the board of managers, shall (a) have general and active management of the administration and operation of the business of the Company, (b) have the general supervision and direction of the other officers of the Company and shall see that their duties are properly performed, (c) see that all orders and resolutions of the board of managers are carried into effect, (d) have the power to execute contracts and conveyances on behalf of the Company (including without limitation conveyances of real and personal property to and by the Company), and (e) perform such other functions normally performed by a chief executive officer.

d.           Powers and Duties of Vice President. The board of managers may appoint one or more vice presidents. Each vice president shall have the power to execute contracts and conveyances on behalf of the Company, and shall have such other powers and shall perform such other duties as may be assigned to him by the board of managers or by the president.

e.           Power and Duties of Secretary. The secretary shall attend all meetings of the managers and record all votes and the proceedings of the meetings in a book or books to be kept at the principal business office of the Company for that purpose.  He shall give, or cause to be given, proper notice of meetings of the managers and all other notices required by law or by this Agreement, and in case of his absence or refusal or neglect to do so, any such notice may be given by the manager or officer upon whose request a meeting is called as provided in this Agreement.  The secretary shall also perform such other duties as may be assigned to him.

Assistant secretaries shall have such duties as the board of managers may from time to time prescribe.

f.           Powers and Duties of Treasurer. The treasurer shall have custody of the funds, securities, evidences of indebtedness and other valuable documents of the Company.  The treasurer shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit or cause to be deposited all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the board of managers. He shall disburse or cause to be disbursed the funds of the Company as may be ordered by the board of managers, executive committee, chief executive officer or president, taking proper vouchers for such disbursements, and shall render to the chief executive officer, the president, and the managers at the regular meetings of the board of managers, or whenever they require it, an account of all his transactions as treasurer and of the financial condition of the Company, and at the annual meeting of the board of managers, a like report for the preceding fiscal year. He shall give the Company a bond, if required by the board of managers, in such sum and in form and with security satisfactory to the board of managers, for the faithful performance of the duties of his office and the restoration to the Company, in case of his death, resignation, or removal from office, of all books, papers, vouchers, moneys, and other property of whatever kind in his possession belonging to the Company. He shall perform such other duties as the board of managers or executive committee may from time to time prescribe. Assistant treasurers shall have such duties as the board of managers may from time to time prescribe.

g.           Delegation of Duties.  In case of the absence or disability of any officer of the Company, or for any other reason deemed sufficient by the board of managers, the board of managers may delegate such officer's powers or duties for the time being to any other officer, to any employee with management responsibility, or to any manager.

h.           Removal.  Any officer elected or appointed by the managers may be removed, with or without cause, at any time by a majority vote of the board of managers.

Section 9.          Committees.

a.           Executive, Audit, Compensation and Nominating/Governance Committees.   The board of managers may appoint an executive committee, an audit committee, a compensation committee and/or a nominating/governance committee, each consisting of such number of managers as it may appoint, to serve at the pleasure of the board of managers, but in any event not beyond the next annual meeting of the board of managers. The board may at anytime, without notice, remove and replace any member of such committees.

b.           Powers and Duties of the Executive Committee.  Subject to the provisions of subsection (f) of Section 7 of this Operating Agreement, the executive committee shall have a charter that will be approved, and revised as appropriate, from time to time by the committee and the board.  In general terms, the functions of the committee shall be those as set forth in the charter.

c.           Powers and Duties of the Audit Committee.  Subject to the provisions of subsection (f) of Section 7 of this Operating Agreement, the audit committee shall have a charter that will be approved, and revised as appropriate, from time to time by the committee and the board.  In general terms, the functions of the committee shall be those as set forth in the charter.

d.           Powers and Duties of the Compensation Committee.  Subject to the provisions of subsection (f) of Section 7 of this Operating Agreement, the compensation committee shall have a charter that will be approved, and revised as appropriate, from time to time by the committee and the board.  In general terms, the functions of the committee shall be those as set forth in the charter.

d.(1)      Powers and Duties of the Nominating/Governance Committee.  Subject to the provisions of subsection (f) of Section 7 of this Operating Agreement, the nominating/governance committee shall have a charter that will be approved, and revised as appropriate, from time to time by the committee and the board.  In general terms, the functions of the committee shall be those as set forth in the charter.

e.           Meetings.  Each committee shall meet at stated times or by notice to all members of such committee by one of its number, in which notice the time and place of the meeting shall be set forth.  Each committee shall fix its own rules of procedure, and a majority shall constitute quorum; but the affirmative vote of the majority of the whole committee shall be necessary in every case.  Each committee shall keep regular minutes of its proceedings and report the same to the board of managers.

f.           Compensation.  Members of each committee, other than officers of the Company, shall receive such compensation for their services as shall be prescribed by the board of managers.  Each member of a committee shall be entitled to receive from the Company reimbursement of his expenses incurred in attending a meeting of the committee.

Section 10.       Profits or Losses.  The net profits or net losses (and any separately stated items, including without limitation, depreciation, amortization and tax credits) of the Company shall be allocated to the Members in accordance with their respective Membership Interests.

Section 11.       Distributions.  From time to time, the board of managers shall authorize the Company to make distributions to the Members for the purpose of defraying the annual tax liability caused by the Company’s profits.  The Company may make other distributions to the Members as and when authorized by the board of managers.

Section 12.        Dissolution.

a.           Events Causing Dissolution.  The following events (each a “Dissolution Event”) shall cause a dissolution of the Company:

(i)	The filing of an affidavit in accordance with Section 1335.1 of the LaLLCL; or

(ii)	The entry of a judicial decree of dissolution under Section 1335 of the LaLLCL.

b.           Winding Up the Company.  Upon the occurrence of a Dissolution Event, the Members shall wind up the Company and liquidate its assets and liabilities according to Sections 1336 through 1341 of the LaLLCL.  After the Dissolution Event and until completion of the winding up, the Members may continue to conduct the business of the Company.  The Members shall at all times retain the maximum limitation of liability with respect to claims against the Company as is allowed by the LaLLCL.  This limitation of liability shall not be diminished by the fact that the Members have not formally commenced the winding up of the Company after a Dissolution Event.

c.           Gains or Losses in Winding Up.  Any gains or losses on disposition of Company properties in the process of liquidation will be credited or charged to the Members.  Any property distributed in kind in the winding up must be valued and treated as though the property were sold and the cash proceeds were distributed.  The difference between the value of the property distributed in kind and its book value will be treated as a gain or loss on the sale of the property and credited or charged to the Members.

Section 13.         Indemnity.

a.           Right to Indemnification – General. The Company shall indemnify any person who was or is, or is threatened to be made, a party to or otherwise involved in any pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative (any such threatened, pending or completed proceeding being hereinafter called a "Proceeding") by reason of the fact that he is or was a manager, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, manager, officer, employee or agent of another business, foreign or nonprofit corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (whether the basis of his involvement in such Proceeding is alleged action in an official capacity or in any other capacity while serving as such), to the fullest extent permitted by applicable law in effect from time to time, and to such greater extent as applicable law may from time to time permit, from and against expenses, including attorney's fees, judgments, fines, amounts paid or to be paid in settlement, liability and loss, ERISA excise taxes, actually and reasonably incurred by him or on his behalf or suffered in connection with such Proceeding or any claim, issue or matter therein; provided, however, that, except as provided in Subsection (e) of this Section, the Company shall indemnify any such person claiming indemnity in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the board of managers.

b.          Certain Provisions Respecting Indemnification for and Advancement of Expenses.

(i)           To the extent that a person referred to in Subsection (a) of this Section is required to serve as a witness in any Proceeding referred to therein, he shall be indemnified against all Expenses (as hereinafter defined) actually and reasonably incurred by him or on his behalf in connection with serving as a witness.

(ii)           The Company shall from time to time pay, in advance of final disposition, all Expenses incurred by or on behalf of any person referred to in Subsection (a) of this Section claiming indemnity thereunder in respect of any Proceeding referred to therein. Each such advance shall be made within ten days after the receipt by the Company of a statement from the claimant requesting the advance, which statement shall reasonably evidence the relevant Expenses and be accompanied or preceded by any such undertaking as may be required by applicable law respecting the contingent repayment of such Expenses. Whenever and to the extent applicable law requires the board of managers to act in the specific case with respect to the payment of Expenses in advance of the final disposition of any Proceeding, the board of managers shall act with respect thereto within the period specified in the preceding sentence and shall withhold the payment of Expenses in advance only if there is a reasonable and prompt determination by the board of managers by a majority vote of a quorum of Disinterested Managers (as hereinafter defined), or (if such quorum is not obtainable or, even if obtainable, a quorum of Disinterested Managers so directs) by Independent Counsel (as hereinafter defined) in a written opinion, that advancement of Expenses is inappropriate, even taking into account any undertaking given with respect to the repayment of such Expenses, because based on the facts then known there is no reasonable likelihood that the claimant would be able ultimately to demonstrate that he met the standard of conduct necessary for indemnification with respect to such Expenses.

c.           Procedure for Determination of Entitlement to Indemnification.

(i)           To obtain indemnification under this Section, a claimant shall submit to the Company a written application. The secretary of the Company shall, promptly upon receipt of such an application for indemnification, advise the board of managers in writing of the application. In connection with any such application, the claimant shall provide such documentation and information as is reasonably requested by the Company and reasonably available to him and relevant to a determination of entitlement to indemnification.

(ii)           A person's entitlement to indemnification under this Section, unless ordered by a court, shall be determined, as required or permitted by applicable law: (x) by the board of managers by a majority vote of a quorum consisting of Disinterested Managers, (y) if a quorum of the board of managers consisting of Disinterested Managers is not obtainable or, even if obtainable, a quorum of Disinterested Managers so directs, by Independent Counsel in a written opinion, or (z) by the Members of the Company by a vote of a majority in interest of the Membership Interests; provided, however, that if a Change of Control (as hereinafter defined) shall have occurred, no determination of entitlement to indemnification adverse to the claimant shall be made other than one made or concurred in by Independent Counsel, selected as provided in paragraph (iv) of this Subsection, in a written opinion.

(iii)           If the determination of entitlement to indemnification is to be made by Independent Counsel in the absence of a Change of Control, the Company shall furnish notice to the claimant within ten days after receipt of the application for indemnification specifying the identity and address of Independent Counsel. The claimant may, within fourteen days after receipt of such written notice of selection, deliver to the Company a written objection to such selection, subject to paragraph (v) of this Subsection. If such an objection is made, either the Company or the claimant may petition any court of competent jurisdiction for a determination that the objection has no reasonable basis or for the appointment as Independent Counsel of counsel selected by the court.

(iv)           If there has been a Change of Control, Independent Counsel to act as and to the extent required by paragraph (ii) of this Subsection or paragraph (ii) of Subsection (b) shall be selected by the claimant, who shall give the Company written notice advising of the identity and address of the Independent Counsel so selected. The Company may, within seven days after receipt of such written notice of selection, deliver to the claimant a written objection to such selection, subject to paragraph (v) of this Subsection. The claimant may, within five days after the receipt of such objection, select other counsel to act as Independent Counsel, and the Company may, within seven days after receipt of such written notice of selection, deliver to the claimant a written objection, as aforesaid, to such second selection. In the case of any such objection the claimant may petition any court of competent jurisdiction for a determination that the objection has no reasonable basis or for the appointment as Independent Counsel of counsel selected by the court.

(v)           Any objection to the selection of Independent Counsel may be asserted only on the ground that the counsel so selected does not qualify as Independent Counsel under the definition contained in Subsection (g) of this Section, and the objection shall set forth with particularity the basis of such assertion. No counsel selected by the Company or by the claimant may serve as Independent Counsel if a timely objection has been made to his selection unless a court has determined that such objection has no reasonable basis.

(vi)           The Company shall pay any and all reasonable fees and expenses of Independent Counsel acting pursuant to this Section and in any proceeding in which such counsel is a party or a witness in respect of its investigation and report. The Company shall pay all reasonable fees and expenses incident to the procedures of this Section regardless of the manner in which Independent Counsel is selected or appointed.

d.           Presumptions and Effect of Certain Proceedings.

(i)           A person referred to in Subsection (a) of this Section claiming a right to indemnification under this Section shall be presumed (except as may be otherwise expressly provided in this Section or required by applicable law) to be entitled to such indemnification upon submission of an application for indemnification in accordance with Subsection (c), and the Company shall have the burden of proof to overcome the presumption in any determination contrary to the presumption.

(ii)           Unless the determination is to be made by Independent Counsel, if the person or persons empowered under Subsection (c) of this Section to determine entitlement to indemnification shall not have made and furnished the determination in writing to the claimant within 60 days after receipt by the Company of the application for indemnification, the determination of entitlement to indemnification shall be deemed to have been made in favor of the claimant unless the claimant knowingly misrepresented a material fact in connection with the application or such indemnification is prohibited by law. The termination of any Proceeding, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself adversely affect the right of a claimant to indemnification or create a presumption that a claimant did not act in a manner which would deny him the right to indemnification.

e.           Right of Claimant to Bring Suit.

(i)           If (w) a determination is made pursuant to the procedures contemplated by Subsection (c) of this Section that a claimant is not entitled to indemnification under this Section, (x) advancement of Expenses is not timely made pursuant to paragraph (ii) of Subsection (b) of this Section, (y) Independent Counsel has not made and delivered a written opinion as to entitlement to indemnification within 90 days after the selection or appointment of counsel has become final by virtue of the lapse of time for objection or the overruling of objections or appointment of counsel by a court, or (z) payment of a claim for indemnification is not made within five days after a favorable determination of entitlement to indemnification has been made or deemed to have been made pursuant to Subsection (c) or (d) of this Section, the claimant shall be entitled to bring suit against  the Company to establish his entitlement to such indemnification or advancement of Expenses and to recover the unpaid amount of his claim. It shall be a defense to any such action (other than an action brought to enforce a claim for Expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant did not meet the applicable standard of conduct which makes it permissible for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be upon the Company. Neither the failure of the Company (including its board of managers, Independent Counsel or its Members) to have made a determination before the commencement of such action that indemnification of the claimant is proper under the circumstances because he has met such applicable standard of conduct, nor an actual determination by the Company (including its board of managers, Independent Counsel or its Members) that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct, and the claimant shall be entitled to a de novo trial on the merits as to any such matter as to which no determination or an adverse determination has been made.

(ii)           If a claimant is successful in whole or in part in prosecuting any claim referred to in paragraph (i) of this Subsection, the claimant shall also be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by him in prosecuting such claim.

f.           Non-Exclusivity and Survival of Rights. The rights of indemnification and to receive advancement of Expenses contemplated by this Section shall not be deemed exclusive of any other rights to which any person may at any time be entitled under any agreement, this Agreement, authorization of the Members or managers (regardless of whether managers authorizing such indemnification are beneficiaries thereof), or otherwise, both as to action in his official capacity and as to action in another capacity; provided that no other indemnification measure shall permit indemnification of any person for the results of such person's willful or intentional misconduct.

The Company may procure or maintain insurance or other similar arrangement, at its expense, to protect itself and any manager, officer, employee or agent of the Company or other corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against or incurred by such person, whether or not the Company would have the power to indemnify such person against such expense or liability.

In considering the cost and availability of such insurance, the Company, in the exercise of its business judgment, may purchase insurance which provides for any and all of (x) deductibles, (y) limits on payments required to be made by the insurer, or (z) coverage which may not be as comprehensive as that previously included in insurance purchased by the Company. The purchase of insurance with deductibles, limits on payments and coverage exclusions will be deemed to be in the best interest of the Company but may not be in the best interest of certain of the persons covered thereby. As to the Company, purchasing insurance with deductibles, limits on payments, and coverage exclusions is similar to the Company's practice of self-insurance in other areas. In order to protect the officers and managers of the Company, the Company shall indemnify and hold each of them harmless as provided in Subsection (a) of this Section, without regard to whether the Company would otherwise be entitled to indemnify such officer or manager under the other provisions of this Section, to the extent (x) of such deductibles, (y) of amounts exceeding payments required to be made by an insurer or (z) that prior policies of officer’s and manager’s liability insurance held by the Company would have provided for payment to such officer or manager. Notwithstanding the foregoing provisions of this Subsection, no person shall be entitled to indemnification for the results of such person's willful or intentional misconduct.

The right to indemnification conferred in this Section shall be a contract right, and no amendment, alteration or repeal of this Section or any provision thereof shall restrict the indemnification rights granted by this Section as to any person claiming indemnification with respect to acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal. The provisions of this Section shall continue as to a person who has ceased to be a manager, officer, employee or agent and shall inure to the benefit of his heirs, executors and legal representatives.

g.           Definitions.  For purposes of this Section:

(i)           "Change of Control" means the occurrence of any of the following events or circumstances: (1) there shall have occurred an event required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), whether or not the Company is then subject to such reporting requirement; (2) any "person" (as such term is used in Section 13(d) and 14(d) of the Act) shall have become the “beneficial owner”, (as defined in Rule 13d-3 under the Act), directly or indirectly, of a Membership Interest in the Company representing 30% or more of the combined Member voting power without the prior approval of at least two-thirds of the members of the board of managers in office immediately before such person's attaining such percentage interest; (3) the Company is a party to a merger, consolidation, or sale of assets or other reorganization as a consequence of which members of the board of managers in office immediately before such transaction or event constitute less than a majority of the board of managers thereafter; (4) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of managers (including for this purpose any new manager whose election or nomination for election by the Company's Members was approved by a vote of at least two-thirds of the managers then still in office who were managers at the beginning of such period) cease for any reason to constitute at least a majority of the board of managers.

(ii)           "Disinterested Manager" means a manager of the Company who is not and was  not a party to the Proceeding in respect of which indemnification is sought as provided in this Section.

(iii)           "Expenses" shall include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

(iv)           "Independent Counsel" means a law firm, or a member of a law firm, with substantial experience in matters of corporation law that neither presently is, nor in the five years before his selection or appointment has been, retained to represent: (i) the Company or person claiming indemnification in any matter material to either, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder, and is not otherwise precluded under applicable professional standards from acting in the capacity herein contemplated.

Section 14.	Notices.

a.           Manner of Giving Notice.  Notice required to be given under the provisions of this Agreement to a manager, officer, or a Member shall not be construed to mean personal notice, but may be given by depositing written or printed notice in a post office or letter box a postpaid wrapper addressed to such manager, officer, or Member at such address as appears on the books of the Company, such notice to be deemed to have been given at the time when the same shall have been thus mailed; or, if such person has provided a telecommunications address to the Company, such notice may be given by prepaid written telecommunication sent to such address and in such event shall be deemed to have been given at the time when the same shall have been transmitted.

                      b.           Waiver of Notice.  Any officer, manager, or Member may waive, in writing or by written telecommunication, whether before or after the time stated, any notice required to be given under this Agreement.  Attendance at any meeting by a manager or a Member without first objecting to lack of notice shall constitute waiver of notice.

Section 15.	General Provisions.

a.           Choice of Law.  The validity of this Agreement is to be determined under, and the provisions of this Agreement are to be construed in accordance with, the laws of the State of Louisiana.

b.           Binding Effect.  This Agreement is to be binding upon, and inure to the benefit of the successors and permitted assigns of the Members.

c.           Gender and Plurality.  Wherever applicable, the pronouns designating the masculine or neuter will equally apply to the feminine, neuter or masculine genders.  Furthermore, wherever applicable within this Agreement, the singular will include the plural and vice versa.  The term “person” when used herein shall include a natural person and all forms of entities, including, without limitation, a corporation, trust, association, partnership, limited partnership, partnership in commendam, limited liability company or limited liability partnership.

d.           Captions.  Section, subsection and paragraph captions are for reference purposes only and will not be considered to affect context.

e.           Severability.  If any part of this Agreement is found by a court of competent jurisdiction to be void, against public policy or otherwise unenforceable, that part shall be reformed by the court to the extent necessary to make such provision enforceable.  If the entire provision is deemed unenforceable by the court, the provision shall be deleted.  In either event, this Agreement and each of the remaining provisions of it, as so amended, shall remain in full force and effect.

f.           Integration.  This Agreement and the Articles embody the entire agreement and understanding between the Members and the Company and supersede all prior agreements and understandings, if any, between the Members and the Company, relating to the subject matter hereof.

COMPANY:	CLECO POWER LLC

By: /s/ Michael H. Madison

Name: Michael H. Madison
Title: Manager & CEO

MEMBER:	CLECO CORPORATION

By: /s/ Michael H. Madison

Name: Michael H. Madison
Title: Director, President & CEO

EXHIBIT A TO OPERATING AGREEMENT OF
CLECO POWER LLC

Initial Membership Interest and Contribution

Member	Membership Interest	Cash Contribution
Cleco Corporation	100%	$1,000.00